Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2005

CenterState Banks of Florida, Inc. Announces

First Quarter 2005 Operating Results

WINTER HAVEN, FL. – April 25, 2005 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported operating results for the quarter ending March 31, 2005. The Company reported net income of $1,262,000, or $0.30 per share, compared to $1,753,000 or $0.51 per share ($603,000, or $0.18 per share, excluding non-recurring gain on sale of branches) for the same period during 2004. Condensed consolidated income statements (unaudited) for the three month periods ending March 31, 2005 and 2004, and a reconciliation between net income and net income exclusive of gain on sale of branches, are presented below. All per share data is presented on a diluted basis.

Condensed Consolidated Income Statements (unaudited)

and reconciliation between net income and net income exclusive of gain on sale of branches amounts in thousands of dollars (except per share data)

	Three months ended Mar 31,		Increase	%
	2005	2004	(decrease)
Net interest income	$6,273	$4,905	$1,368	27.9%
Provision for loan losses	(285)	(435)	150	(34.5)%

Net interest income after loan loss provision	5,988	4,470	1,518	34.0%
Non interest income	1,341	1,234	107	8.7%
Gain on sale of branches	—	1,844	(1,844)	n/a
Non interest expense	(5,321)	(4,756)	(565)	11.9%

Income before income tax	2,008	2,792	(784)	(28.1)%
Income tax expense	(746)	(1,039)	293	(28.2)%

NET INCOME	$1,262	$1,753	(491)	(28.0)%

Gain on sale of branches, net of tax of $694	—	(1,150)	1,150	n/a

Net income exclusive of gain on sale of branches	$1,262	$603	$659	109.3%

EPS (diluted)	$0.30	$0.51	$(0.21)	(41.2)%
Gain on sale of branches, net of tax of $0.20 per share	—	(0.33)	0.33	n/a

EPS (diluted) exclusive of gain on sale of branches	$0.30	$0.18	$0.12	66.7%

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During the quarter, total assets grew by 4.8%, or $36,034,000, to $789,813,000. Presented below are condensed consolidated balance sheets as of March 31, 2005 and December 31, 2004.

Condensed Consolidated Balance Sheets (unaudited)

amounts in thousands of dollars

	3/31/2005	12/31/2004	increase (decrease)%
Cash and due from banks	$41,912	$27,306	$14,606	53.5%
Fed funds and money market	54,500	62,809	(8,309)	(13.2)%
Investments	198,897	191,400	7,497	3.9%
Loans	461,667	441,005	20,662	4.7%
Allowance for loan losses	(5,941)	(5,685)	(256)	4.5%
Other assets	38,778	36,944	1,834	5.0%

TOTAL ASSETS	$789,813	$753,779	$36,034	4.8%

Deposits	$680,506	$659,630	$20,876	3.2%
Other borrowings	48,570	34,627	13,943	40.3%
Other liabilities	2,452	1,738	714	41.1%
Minority interest	120	120	—	—%
Stockholders’ equity	58,165	57,664	501	0.9%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$789,813	$753,779	$36,034	4.8%

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with twenty-one full service locations and four mini-locations in seven counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, CenterState Bank West Florida, First National Bank of Polk County, and CenterState Bank of Florida.

The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc., FIG Partners, LLC, or Ryan Beck & Co. For additional information contact James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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